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Exhibit 4(a)



                               FIRST AMENDMENT TO
                     STOCK PURCHASE AND STANDSTILL AGREEMENT

         This FIRST AMENDMENT TO STOCK PURCHASE AND STANDSTILL AGREEMENT (the "Amendment"), dated as of August 11, 2003, among Solidus Company (formerly known as Solidus, LLC), a Tennessee general partnership (the "Purchaser"), and J. Alexander's Corporation, a Tennessee corporation (the "Company"). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Stock Purchase and Standstill Agreement, dated as of March 22, 1999, among the Company and the Purchaser (the "Agreement").

         WHEREAS, the parties hereto are parties to the Agreement;

         WHEREAS, pursuant to the Agreement, the Purchaser agreed not to sell, transfer or otherwise dispose of the securities described on Schedule A hereto (the "Securities"); and

         WHEREAS, in connection with the Loan Agreement between the Purchaser and AmSouth Bank, N.A. (the "Bank") dated August 11, 2003 (the "Credit Agreement"), the Company and the Purchaser desire to amend certain provisions of the Agreement to allow the Purchaser to pledge the Securities as collateral security for the payment and performance of the Purchaser's obligations under the Credit Agreement on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

         1. The provisions of Article II, Section 4 of the Agreement will not apply to any pledge of the Securities by the Purchaser in order to secure the payment and performance of the obligations of the Purchaser under the terms of the Credit Agreement, provided that, if the Purchaser defaults on its obligations under the Credit Agreement:

                  a. The Bank shall first sell the collateral described on Schedule B hereto (the "Other Collateral") to satisfy the payment and performance of the Purchaser's obligations under the Credit Agreement.

                  b. If the proceeds from the sale of the Other Collateral do not satisfy the payment and performance of the Purchaser's obligations to the Bank under the Credit Agreement, the Bank shall give the Company written notice setting forth the amount of the Securities to be sold and the price at which the Bank proposes to sell the Securities (the "Notice"). The Company shall have the exclusive right during the first 30 days following receipt of such Notice to elect to purchase all or any portion of the Securities proposed to be sold at the price specified. If the Company does not exercise its right to purchase any portion of the Securities described in the Notice, the Bank may sell such portion of the Securities described in the Notice on terms no more favorable than the terms stated in the Notice. If the Bank does not exercise its right to sell the


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                           Securities within 50 days after the expiration of the
                           Company's 30 day period, the Bank may not thereafter sell the Securities without again complying with the provisions of Paragraph 1.

                  c. If the Purchaser sells any of the Other Collateral, the proceeds from the sale of the Other Collateral shall be used to permanently reduce amounts outstanding under the Credit Agreement and amounts available for borrowing under the Credit Agreement on a dollar for dollar basis.

         2. Except as expressly stated herein, all other portions of the Agreement remain in full force and effect.

         3.       The Amendment may not be assigned by any party hereto.

         4. This Amendment may be executed in counterparts and each such counterpart shall be deemed to be an original instrument.

         5. This Amendment, including the exhibits and other documents referred to herein or delivered pursuant hereto, contains the entire understanding of the parties with respect to its subject matter. This Amendment supersedes all prior agreements and understandings between the parties with respect to its subject matter.

         6. This Amendment shall be governed by and construed in accordance with the laws of the State of Tennessee.

                  [Remainder of Page Intentionally Left Blank]



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         IN WITNESS WHEREOF, the undersigned have executed and delivered this
Amendment as of the date first written above.


                                       SOLIDUS COMPANY

                                       By: /s/ E. Townes Duncan
                                           ----------------------------------
                                       Name: E. Townes Duncan
                                       Title:  Managing Partner


                                       J. ALEXANDER'S CORPORATION

                                       By: /s/ Lonnie J. Stout, II
                                           ----------------------------------
                                       Name: Lonnie J. Stout, II
                                       Title: President and Chief Executive
                                              Officer



         AmSouth Bank, N.A. hereby joins in the execution of this Amendment for the purposes of consenting to and agreeing to be bound by Paragraph 1 of the Amendment.

                                       AMSOUTH BANK, N.A.

                                       By: /s/ F. Lee Blank
                                           -----------------------------------
                                       Name: F. Lee Blank
                                             ---------------------------------
                                       Title: Senior Vice President
                                              --------------------------------


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                                   SCHEDULE A

                                   SECURITIES

1,747,846 shares of the Company's common stock, par value $.05 per share.